                                                                     EXHIBIT 4.4

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                             STOCKHOLDER AGREEMENT


                                  DATED AS OF

                               NOVEMBER 17, 1999

                                  BY AND AMONG

                             ENERGY PARTNERS, LTD.,

                        EVERCORE CAPITAL PARTNERS L.P.,

                      EVERCORE CAPITAL PARTNERS (NQ) L.P.,

                    EVERCORE CAPITAL OFFSHORE PARTNERS L.P.,

                           ENERGY INCOME FUND, L.P.,

                                      AND

                   THE INDIVIDUAL SHAREHOLDERS OF THE COMPANY

                               SIGNATORIES HERETO



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                               Table of Contents


                                                                                                                Page
                                                                                                                ----
ARTICLE I  Definitions............................................................................................1
         Section 1.1.  Definitions................................................................................1

ARTICLE II  Transfer of Securities................................................................................8
         Section 2.1.  Transferability............................................................................8
         Section 2.2.  Right of First Offer.......................................................................9
         Section 2.3.  Legend....................................................................................12
         Section 2.4.  Compliance with Applicable Law, Etc.......................................................12
         Section 2.5.  Effect....................................................................................12

ARTICLE III  Board Representation................................................................................12
         Section 3.1.  Certain Shareholder Actions...............................................................12
         Section 3.2.  Directors.................................................................................13
         Section 3.3.  ERISA Management Rights...................................................................14
         Section 3.4.  Indemnification...........................................................................16

ARTICLE IV  Covenants of the Company.............................................................................16
         Section 4.1.  Covenants.................................................................................16
         Section 4.2.  Affiliate Transactions....................................................................18
         Section 4.3.  Insurance.................................................................................18

ARTICLE V  Tag Along Rights......................................................................................19
         Section 5.1.  Applicability.............................................................................19
         Section 5.2.  Tag Along Offer...........................................................................19
         Section 5.3.  Exercise..................................................................................19
         Section 5.4.  Right of First Offer......................................................................20

ARTICLE VI  Drag Along Rights....................................................................................21
         Section 6.1.  Drag Along................................................................................21
         Section 6.2.  Drag Along Procedure......................................................................21
         Section 6.3.  Allocation of Purchase Price..............................................................22

ARTICLE VII  Escrow Shares.......................................................................................22
         Section 7.1.  Release of Escrow Shares..................................................................22

ARTICLE VIII  Common Stock.......................................................................................24
         Section 8.1.  Qualifying Public Offering................................................................24
         Section 8.2.  Issuance of Additional Shares of Common Stock.............................................24
         Section 8.3.  Adjustment Shares.........................................................................25


ARTICLE IX  Miscellaneous........................................................................................25
         Section 9.1.   Effectiveness............................................................................25
         Section 9.2.   Termination..............................................................................25
         Section 9.3.   Monitoring Fee...........................................................................26
         Section 9.4.   Notices..................................................................................26
         Section 9.5.   Interpretation...........................................................................27
         Section 9.6.   Severability.............................................................................28
         Section 9.7.   Counterparts.............................................................................28
         Section 9.8.   Entire Agreement; No Third Party Beneficiaries...........................................28
         Section 9.9.   Further Assurances.......................................................................28
         Section 9.10.  Governing Law; Equitable Remedies........................................................28
         Section 9.11.  Amendments; Waivers......................................................................28
         Section 9.12.  Assignment and Successors................................................................29
         Section 9.13.  Limitation of Liability..................................................................29
         Section 9.14.  Waiver of Notice; Amendment of Certificate of Incorporation
                           and By-Laws; Termination of Second Amended and Restated
                           Stockholders' Agreement...............................................................29
         Section 9.15.  Employment Agreements....................................................................29
         Section 9.16.  Rights of EIF............................................................................29


SCHEDULE A -- Shareholder Notice Addresses
EXHIBIT A -- Restated Certificate of Incorporation
EXHIBIT B -- Bylaws
EXHIBIT C -- Directors as of Closing
EXHIBIT D -- Capital Expenditure Budget
EXHIBIT E -- Management Shareholders
EXHIBIT F -- Additional Party Counterpart
EXHIBIT G -- Management Sale
EXHIBIT H -- Escrow Shares
EXHIBIT I -- Registration Rights Agreement

                             STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT, dated as of November 17, 1999 (the "AGREEMENT"), by and among ENERGY PARTNERS, LTD., a Delaware corporation (the "COMPANY"), EVERCORE CAPITAL PARTNERS L.P., EVERCORE CAPITAL PARTNERS (NQ) L.P. and EVERCORE CAPITAL OFFSHORE PARTNERS L.P., each a limited partnership organized under the laws of the State of Delaware (collectively, the "EVERCORE ENTITIES"), ENERGY INCOME FUND, L.P., a limited partnership organized under the laws of the State of Delaware ("EIF"), and the individual stockholders of the Company that are signatories hereto (each, an "INDIVIDUAL SHAREHOLDER"). Each holder of Common Stock of the Company that is a party to this Agreement and each Permitted Transferee is referred to as a "SHAREHOLDER" and such holders are referred to collectively herein as the "SHAREHOLDERS."

         WHEREAS, the Evercore Entities and the Company are parties to a Stock Purchase Agreement dated October 26, 1999 (the "STOCK PURCHASE AGREEMENT") by which the Evercore Entities have agreed to purchase certain shares of preferred stock from the Company, all upon the terms and subject to the conditions of the Stock Purchase Agreement; and

         WHEREAS the parties hereto wish to set forth their agreement concerning certain matters relating to the Shareholders' ownership and disposition of any shares of capital stock of the Company (or any rights to acquire such shares or securities convertible into, or exchangeable for, such shares) (the "SECURITIES") and to set forth herein certain provisions regarding the operation and management of the Company during the term of this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "ACTUAL CAP EX" has the meaning set forth in Section 7.1.

         "ADDED PDP" has the meaning set forth in Section 7.1.

         "ADDITIONAL PARTY COUNTERPART" means the document set forth in Exhibit
F.

         "ADJUSTMENT SHARES" has the meaning set forth in Section 8.3(a).

         "AFFILIATE" means, with respect to a specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person and, with respect to any fund or trust, any Person which is a participant in or beneficiary of such fund or trust. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

         "AGREEMENT" has the meaning set forth in the recitals to this Agreement.

         "APPLICABLE LAW" means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreements, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

         A Person shall be deemed to "BENEFICIALLY OWN," to have "BENEFICIAL OWNERSHIP" of, or to be "BENEFICIALLY OWNING" any securities (which securities shall also be deemed "BENEFICIALLY OWNED" by such Person) that such Person is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement.

         "BOARD" means the board of directors of the Company.

         "BOE" has the meaning set forth in Section 7.1.

         "BUDGET CAP EX" has the meaning set forth in Section 7.1.

         "CAUSE" has the meaning set forth in the Employment Agreements.

         "CERTIFICATES OF DESIGNATION" means the terms of the Certificates of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Preferred Stock attached to the Stock Purchase Agreement as Exhibits A, B and C.

         "CLAIM SHARES" has the meaning set forth in Section 7.1.

         "CLOSING" has the meaning given thereto in the Stock Purchase
Agreement.

         "COMMON STOCK" means the Company's common stock, no par value, whether owned as of the Effective Date or thereafter acquired.

         "COMMON STOCK OWNERSHIP INTEREST" of any Person means the number of shares of Common Stock owned by such Person, plus the number of any shares of Common Stock underlying the then outstanding options or warrants or restricted stock awards owned by such Person (including the Common Stock referenced in Article VII), plus the number of any shares of Common Stock into which any outstanding preferred stock of the Company owned by such Person is then convertible.

         "COMPANY" has the meaning set forth in the recitals to this Agreement.

         "COMPANY LOSSES" means any and all losses, costs, expenses, fines, penalties and/or damages suffered and/or sustained by the Company that arise or result from, or are based upon, a representation or warranty of the Company in
Section IV of the Stock Purchase Agreement not being true and correct on the Effective Date; provided, however, that the aggregate amount of Company Losses arising from environmental problems not known to the Company on the Effective Date shall be limited to $6,000,000.

         "COMPANY OWNERSHIP INTEREST" means, as of any time of calculation and with respect to any Person or Persons, the percentage equal to (a) such Person's Common Stock Ownership Interest, divided by (b) the total outstanding shares of Common Stock plus the number of shares of Common Stock underlying the then outstanding options, warrants or preferred stock.

         A Person shall "DISPOSE" of Securities upon any transfer, sale, pledge, assignment, grant of a security or participation interest in, encumbrance of or other disposal of any Securities (which shall be a "DISPOSITION" by such Person).

         "DRAG ALONG NOTICE" has the meaning set forth in Section 6.2.

         "DRAG ALONG PURCHASER" has the meaning set forth in Section 6.1(b).

         "DRAG ALONG SALE" has the meaning set forth in Section 6.1(b).

         "DRAG ALONG SELLERS" has the meaning set forth in Section 6.1.

         "EFFECTIVE DATE" means the date of the Closing, as such date shall be determined in the Stock Purchase Agreement.

         "EIF" has the meaning set forth in recitals to this Agreement.

         "EIF PERMITTED AFFILIATE" means (i) a Person wholly owned by EIF with the same ownership and management of EIF that holds all Common Stock beneficially owned by EIF and has no other assets or liabilities or (ii) a successor liquidating trust of EIF, in each case if such Affiliate executes and delivers to the parties hereto an Additional Party Counterpart.

         "EIF PERMITTED TRANSFEREE" means (i) an EIF Permitted Affiliate, (ii) any other transferee or transferees of EIF that executes and delivers to the parties hereto an Additional Party Counterpart or (iii) any transferees of EIF in a Public Offering or in a transaction pursuant to Rule 144.

         "ERISA PARTNERSHIP" has the meaning set forth in Section 3.3(a).

         "ESCROW SHARES" means, with respect to each Management Shareholder, the shares of Common Stock set forth opposite his or her name on Exhibit H.

         "EVERCORE APPROVAL DIRECTOR" means a director or one of the directors designated by the Evercore Entities from time to time, which initially shall be at least one of either of Austin M. Beutner or Jeffrey R. Sechrest.

         "EVERCORE ENTITIES" has the meaning set forth in the recitals to this Agreement.

         "EVERCORE PERMITTED AFFILIATE" means (i) a Person of which the equity holders are limited partners or general partners of any Evercore Entity or its Affiliates or (ii) a successor liquidating trust of any of the Evercore Entities, in each case if such Affiliate executes and delivers to the parties hereto an Additional Party Counterpart.

         "EVERCORE PERMITTED TRANSFEREE" means (i) an Evercore Permitted Affiliate, (ii) any other transferee or transferees of any Evercore Entity that executes and delivers to the parties hereto an Additional Party Counterpart or
(iii) any transferees of the Evercore Entities in a Public Offering or in a transaction pursuant to Rule 144.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXTENSION PERIOD" has the meaning set forth in Section 7.1(b).

         "FAIR MARKET VALUE" of a share of Common Stock means on any particular date (a) the last sales price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, (b) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, (c) if the Common Stock is not quoted on the Nasdaq Stock Market, the final bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotations Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not publicly traded, as determined by a nationally recognized investment banking firm selected in good faith by the Board of Directors of the Company (other than directors designated for nomination by holders of the Preferred Stock or their successors under this Agreement) and approved by the holders of a majority of the Preferred Stock, which approval will not unreasonably be withheld.

         "FINAL RESPONSE PERIOD" has the meaning set forth in Section 2.2(c).

         "FIRST OFFEREE" has the meanings set forth in Section 2.2(c).

         "FIRST RESPONSE PERIOD" has the meaning set forth in Section 2.2(c).

         "INTERRUPTION EVENT" has the meaning set forth in Section 7.1.

         "GOVERNMENTAL APPROVAL" means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" means any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

         A "GROUP" has the meaning set forth in Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

         "HOLDING PERIOD" has the meaning set forth in Section 6.1(a).

         "INDEPENDENT COMMITTEE" shall, as of any time, consist of the members of the Board that are elected by the Management Shareholders.

         "INDIVIDUAL SHAREHOLDER" has the meaning set forth in the recitals to this Agreement.

         "MANAGEMENT SALE" means the sale of certain shares of Common Stock owned by certain Management Shareholders as set forth in Exhibit G.

         "MANAGEMENT SHAREHOLDERS" means, subject to the provisions of Section 7.1(d), those individuals set forth on Exhibit E.

         "MEASUREMENT DATE" has the meaning set forth in Section 7.1.

         "NO EXERCISE NOTICE" has the meaning set forth in Section 2.1(c).

         "NON-PDP ACQUISITION CAPITAL" has the meaning set forth in Section
7.1.

         "OFFERED SECURITIES" has the meaning set forth in Section 2.2(b).

         "OFFEREES" has the meaning set forth in Section 2.2(c).

         "OFFER PRICE" has the meaning set forth in Section 2.2(b).

         "PARTICIPATING SELLER" has the meaning set forth in Section 5.3.

         "PDP" has the meaning set forth in Section 7.1.

         "PERMITTED TRANSFEREES" means a Shareholder Permitted Transferee, an EIF Permitted Transferee or an Evercore Permitted Transferee.

         "PERSON" means any individual, group, corporation, firm, partnership, joint venture, trust, business association, organization, governmental entity or other entity.

         "PREFERRED STOCK" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

         "PROPOSED TRANSFEROR" has the meaning set forth in Section 2.2(b).

         "PUBLIC OFFERING" means any offering of stock registered under the Securities Act.

         "QUALIFYING PUBLIC OFFERING" means an underwritten offering of Common Stock (with underwriters selected by the Company with the consent of the Evercore Entities (such consent not to be unreasonably withheld)) after the Effective Date which is registered pursuant to an effective registration statement filed by the Company under the Securities Act (other than a registration statement filed on Form S-4 or S-8 or any other forms prescribed for the same or similar purposes) covering shares of Common Stock (1) which generates at least $75 million in gross proceeds, (2) pursuant to which 20% or more of the issued and outstanding Common Stock is sold to the general public and (3) after which the Common Stock is listed on a national securities exchange or the NASDAQ National Market System.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement by and among the Company, the Evercore Entities and the Shareholders in the form attached as Exhibit I.

         "REQUIRED APPROVAL" has the meaning set forth in Section 4.1.

         "RESERVE REPORT" has the meaning set forth in Section 7.1.

         "RESIGN" has the meaning set forth in the Employment Agreements.

         "REVOLVER" has the meaning set forth in Section 4.1(k).

         "RULE 144" means Rule 144 promulgated under the Securities Act or any successor rule or regulation.

         "SALE" has the meaning set forth in Section 5.2.

         "SALE PERCENTAGE" has the meaning set forth in Section 5.2(a).

         "SECOND OFFEREE" has the meanings set forth in Section 2.2(c).

         "SECOND RESPONSE PERIOD" has the meaning set forth in Section 2.2(c).

         "SECURITIES" has the meaning set forth in the recitals to this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLING HOLDER" has the meaning set forth in Section 5.2.

         "SERIES A PREFERRED STOCK" means the Company's Series A Convertible Preferred Stock issued pursuant to the Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights in the form attached to the Stock Purchase Agreement.

         "SERIES B PREFERRED STOCK" means the Company's Series B Convertible Preferred Stock issued pursuant to the Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights in the form attached to the Stock Purchase Agreement.

         "SERIES C PREFERRED STOCK" means the Company's Series C Preferred Stock issued pursuant to the Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights in the form attached to the Stock Purchase Agreement.

         "SHAREHOLDER PERMITTED TRANSFEREE" means (i) a transferee or transferees of an Individual Shareholder that executes and delivers to the parties hereto an Additional Party Counterpart or (ii) any transferee of an Individual Shareholder in a Public Offering or a transaction pursuant to Rule 144.

         "SHAREHOLDER TRANSFEREE" means for any Individual Shareholder, any transferee of an Individual Shareholder or a Shareholder Transferee, so long as such transferee is (i) a family member of such an Individual Shareholder or Shareholder Transferee, (ii) a distributee under the will or transferee under the laws of intestate succession of an Individual Shareholder or a Shareholder Transferee, or (iii) a trust, family partnership or similar family-related or family-controlled entity for the benefit of family members of an Individual Shareholder or a Shareholder Transferee.

         "SHAREHOLDER" and "SHAREHOLDERS" have the meanings set forth in the recitals to this Agreement.

         "STOCK PURCHASE AGREEMENT" has the meaning set forth in the recitals to this Agreement.

         "TAG ALONG NOTICE" has the meaning set forth in Section 5.2.

         "TAG ALONG OFFEREES" has the meaning set forth in Section 5.2.

         "TAG ALONG PURCHASER" has the meaning set forth in Section 5.2(a).

         "TARGET BOE" has the meaning set forth in Section 7.1.

         "THIRD OFFEREE" has the meanings set forth in Section 2.2(c).

         "THIRD RESPONSE PERIOD" has the meaning set forth in Section 2.2(c).

         "TRANSFER NOTICE" has the meaning set forth in Section 2.2(b).

         "TRANSITION DATE" means the earlier to occur of (i) the date on which the Evercore Entities hold less than 1/3 of their aggregate Common Stock Ownership Interest held as of the Effective Date and (ii) the date on which the Evercore Entities have received $120 million in proceeds (net of any fees to underwriters or dealers) as a result of Disposition of Preferred Stock and/or Common Stock.

         "VOTING SECURITIES" means Preferred Stock, Common Stock and any other issued and outstanding securities of the Company generally entitled to vote in the election of directors of the Company.

         "WHOLLY OWNED SUBSIDIARY" means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, 100% of the voting shares or other similar interests.

         "WRITTEN COMMITMENT" has the meaning set forth in Section 5.3.

                                   ARTICLE II

                             TRANSFER OF SECURITIES

         SECTION 2.1. TRANSFERABILITY.

         (a) An Individual Shareholder may Dispose of Securities at any time to a Shareholder Transferee, the Evercore Entities may Dispose of Securities at any time to an Evercore Permitted Affiliate, and EIF may Dispose of Securities at any time to an EIF Permitted Affiliate, in each case without any such Disposition being subject to this Article II or Articles V and VI of this Agreement. The parties agree that any such transferee or transferees shall be bound by the terms and conditions of this Agreement, and, upon execution of an Additional Party Counterpart in the form of Exhibit F, shall succeed to the rights and obligations of the transferor.

         (b) Subject to the terms of Sections 2.2, 2.3, 2.4 and 2.5 and Articles V and VI, (i) the Evercore Entities, Evercore Permitted Transferees, EIF, EIF Permitted Transferees, and, after three years after the Effective Date, the Individual Shareholders and Shareholder Transferees may Dispose of any Securities, in whole or in part, at any time or from time to time to Evercore Permitted Transferees, EIF Permitted Transferees or Shareholder Permitted Transferees without any restriction, except for limitations and restrictions under the Securities Act. Except in connection with a Disposal to an Evercore Permitted Affiliate, the Evercore Entities may not transfer their rights under Section 3.1(b), 3.3, 4.1 and/or 4.2 in connection with any Disposal of Securities. Except in connection with a Disposal of their entire Common Stock Ownership Interest held as of the Effective Date, the Evercore Entities may not transfer their rights under Section 2.2, Section 3.2 or Articles V and VI. Any Disposition pursuant to clause (iii) of the definition of Evercore Permitted Transferee or EIF Permitted Transferee or clause (ii) of the definition of Shareholder Permitted Transferee shall not be subject to the provisions of this Agreement and any transferee in such a Disposition shall not be required to become a party hereto.

         (c) Without prior approval of the Board, Individual Shareholders, Shareholder Transferees and Shareholder Permitted Transferees may not Dispose of any shares of Common Stock other than to Shareholder Transferees for three years after the Effective Date; provided, however, that

                  (i) a Management Shareholder may Dispose of shares of Common Stock without being subject to Section 2.2 or Articles V or VI,

                           (A) in the Management Sale;

                           (B) prior to a Qualifying Public Offering, up to 35%
(25% following the Management Sale) of Common Stock Ownership Interest held by such Management Shareholder as of the Effective Date (including shares sold in the Management Sale); and

                           (C) following a Qualifying Public Offering, up to
50% of Common Stock Ownership Interest held by such Management Shareholder as of the Effective Date (including shares sold in the Management Sale);

provided, however, that a Management Shareholder may not Dispose of any shares of Common Stock pursuant to this Section 2.1 (c)(i) which would result in such Management Shareholder receiving more than $600,000 in gross proceeds in the aggregate from all of such Dispositions.

                  (ii) any Shareholders may Dispose of Securities pursuant to a Public Offering in accordance with registration rights agreement with the Company or pursuant to Rule 144 under the Securities Act without being subject to the provisions of Section 2.2 or Articles V or VI,

                  (iii) an Individual Shareholder that has ceased to be a Management Shareholder as a result of a termination without Cause shall be permitted to Dispose of shares of Common Stock to a Shareholder Permitted Transferee in compliance with the Securities Act, subject to the provisions of
Section 2.2 and Article V, and

                  (iv) a Management Shareholder may pledge, encumber or grant a security interest in up to 25% of the Common Stock beneficially owned by him or her in order to finance any purchase of shares of Common Stock permitted by the provisions of Section 2.2 without being subject to the provisions of Section
2.2 or Article V.

         SECTION 2.2. RIGHT OF FIRST OFFER.

         (a) Subject to Section 2.1, the provisions of this Section 2.2 shall apply to (i) Dispositions by EIF and Richard A. Bachmann or any direct or indirect transferee of EIF or Mr. Bachmann until the Transition Date and (ii) Dispositions by any other Individual Shareholder or any direct or indirect transferee of any Individual Shareholder until the earlier of (A) the date of completion of a Qualifying Public Offering and (B) the Transition Date.

         (b) If EIF or any Individual Shareholder or any direct or indirect transferee of EIF or any Individual Shareholder (any such Person, a "PROPOSED TRANSFEROR") desires to transfer any Securities other than (i) pursuant to a Public Offering in accordance with any registration rights agreement with the Company, or (ii) pursuant to Rule 144 under the Securities Act, such Proposed Transferor shall first give written notice (a "TRANSFER NOTICE") to that effect to the Company (which shall forward such notice to the Management Shareholders) and the Evercore Entities containing (A) the number of Securities proposed to be transferred (the "OFFERED SECURITIES"), and (B) the purchase price (the "OFFER PRICE") which the Shareholder proposes to be paid for the Offered Securities.

         (c) (i) The First Offeree shall have a period of up to 15 days after the date of receipt of the Transfer Notice (the "FIRST RESPONSE PERIOD") to accept the offer made pursuant to the Transfer Notice to purchase all of the Offered Securities at the Offer Price by delivering written notice of acceptance to the Proposed Transferor within the First Response Period. If the First Offeree does not elect to purchase the Offered Securities within the First Response Period (or gives notice to the Company and the Evercore Entities prior to the expiration of such period that it will not exercise its rights (a "NO EXERCISE NOTICE")), the Second Offeree shall have a period of up to 15 days immediately following the earlier of (i) the end of the First Response Period and (ii) the receipt of the No Exercise Notice (the "SECOND RESPONSE PERIOD") to accept the offer made pursuant to the Transfer Notice to purchase all of the Offered Securities at the Offer Price by delivering written notice of acceptance to the Proposed Transferor within the Second Response Period. If the Second Offeree does not elect to purchase the Offered Securities within the Second Response Period or delivers a No Exercise Notice prior to the expiration of such period, the Third Offeree (if, under Section 2.2(c)(ii), there is a Third Offeree) shall have a period of up to 15 days immediately following the earlier of (i) the end of the Second Response Period and (ii) the receipt of the No Exercise Notice (the "THIRD RESPONSE PERIOD") to accept the offer made pursuant to the Transfer Notice to purchase all of the Offered Securities at the Offer Price by delivering written notice of acceptance to the Proposed Transferor within the Third Response Period. The final applicable response period under this Section 2.2(c)(i) (whether it is the Second Response Period or the Third Response Period) is referred to as the "FINAL RESPONSE PERIOD."

                  (ii) (A) If the Proposed Transferor is EIF then: the "FIRST OFFEREE" means the Evercore Entities, the "SECOND OFFEREE" means Richard
A. Bachmann (unless he is no longer a member of the Board and Chief Executive Officer of the Company) and the "THIRD OFFEREE" means the Management Shareholders as a group; if Mr. Bachmann is no longer a member of the Board and Chief Executive Officer of the Company, the "SECOND OFFEREE" means the Management Shareholders as a group and there shall not be a Third Offeree.

                           (B) If the Proposed Transferor is Richard A.
Bachmann, then: the "FIRST OFFEREE" means the Evercore Entities and the "SECOND OFFEREE" means the Management Shareholders as a group.

                           (C) If the Proposed Transferor is a Management
Shareholder, the "FIRST OFFEREE" means Richard A. Bachmann (unless he is no longer a member of the Board and Chief Executive Officer of the Company), the "SECOND OFFEREE" means the Evercore Entities and the "THIRD OFFEREE" means the other Management Shareholders as a group; if Mr. Bachmann is no longer a member of the Board and Chief Executive Officer of the Company, the "FIRST OFFEREE" means the Evercore Entities, the SECOND OFFEREE" means the Management Shareholders as a group and there shall not be a Third Offeree.

                           (D) The First Offeree, the Second Offeree and the
Third Offeree (if any) are collectively referred to as the "OFFEREES."

         (d) If the First Offeree elects to purchase all of the Offered Securities, the closing of the sale of the Offered Securities will be held at the Company's principal office on a date to be specified by the First Offeree which is not less than 10 days nor more than 30 days after the end of the First Response Period. At the closing, the First Offeree will deliver the consideration in accordance with the terms of the offer set forth in the Transfer Notice, and the Proposed Transferor will deliver the Offered Securities to the First Offeree, duly endorsed for transfer, free and clear of all liens, claims and encumbrances.

         (e) If the Second Offeree elects to purchase all of the Offered Securities, the closing of the sale of the Offered Securities will be held at the Company's principal office on a date to be specified by the Second Offeree which is not less than 10 days nor more than 30 days after the end of the Second Response Period. At the closing, the Second Offeree will deliver the consideration in accordance with the terms of the offer set forth in the Transfer Notice, and the Proposed Transferor will deliver the Offered Securities to the Second Offeree, duly endorsed for transfer, free and clear of all liens, claims and encumbrances.

         (f) If applicable, if the Third Offeree elects to purchase all of the Offered Securities, the closing of the sale of the Offered Securities will be held at the Company's principal office on a date to be specified by the Third Offeree which is not less than 10 days nor more than 30 days after the end of the Third Response Period. At the closing, the Third Offeree will deliver the consideration in accordance with the terms of the offer set forth in the Transfer Notice, and the Proposed Transferor will deliver the Offered Securities to the Third Offeree, duly endorsed for transfer, free and clear of all liens, claims and encumbrances.

         (g) If, at the end of the Final Response Period, none of the Offerees have given notice of their decision to purchase all of the Offered Securities, then the Proposed Transferor shall be entitled for a period of 30 days beginning the day after the expiration of the Final Response Period to enter into an agreement to sell the Offered Securities to a Permitted Transferee at a price not lower than the Offer Price and on terms not more favorable to the transferee than were contained in the Transfer Notice, which sale shall be closed no later than 60 days after the expiration of the Final Response Period. Promptly after any sale pursuant to this Section 2.2, the Proposed Transferor shall notify the Company of the consummation thereof and shall furnish such evidence of the completion of such sale and of the terms thereof as the Company may request.

         (h) If, at the end of any such 30-day or 60-day period provided for in this Section 2.2, the Proposed Transferor has not entered into an agreement to sell or completed the sale of the Offered Securities, respectively, the Proposed Transferor shall no longer be permitted to sell any of such Offered Securities pursuant to this Section 2.2 without again fully complying with the provisions of this Section 2.2 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect.

         SECTION 2.3. LEGEND. Each certificate representing the Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED IN A STOCKHOLDER AGREEMENT DATED NOVEMBER 17, 1999. A COPY OF SUCH TERMS AND CONDITIONS WILL BE FURNISHED BY THE CORPORATION TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS SUCH TERMS AND CONDITIONS ARE COMPLIED WITH AND UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

         SECTION 2.4. COMPLIANCE WITH APPLICABLE LAW, ETC. The exercise of the right of first offer set forth in Section 2.2 and the completion of any transfer or sale of Securities contemplated hereunder shall be subject to compliance with Applicable Law. The Company and the Shareholders shall cooperate with each other and shall take all such action, including, without limitation, obtaining all Governmental Approvals required to comply with Applicable Law in connection with the sale or transfer of the Securities pursuant to this Agreement. Each of the Company and the Shareholders shall bear their own costs and expenses in connection with obtaining any such Governmental Approvals.

         SECTION 2.5. EFFECT. Any purported transfer of securities that is inconsistent with the provisions of this Article II shall be null and void and of no force or effect and will not be registered on the stock transfer books of the Company.

                                  ARTICLE III

                              BOARD REPRESENTATION

         SECTION 3.1. CERTAIN SHAREHOLDER ACTIONS.

         (a) Attached hereto as Exhibits A and B are the Restated Certificate of Incorporation and the Bylaws of the Company, respectively, which shall be in effect as of the Closing. The Shareholders agree to vote, and to cause all persons designated by them as directors to vote, against any proposal to modify or amend the Restated Certificate of Incorporation or Bylaws of the Company or otherwise to change the number of directors, to classify the Board of Directors or otherwise to change the character of the Board of Directors in a manner inconsistent with this Agreement.

         (b) Each Shareholder agrees that, until the Transition Date, the presence of at least one Director nominated or designated by the Evercore Entities and, if Richard A. Bachmann is at such time a member of the Board, also Mr. Bachmann shall be required for a quorum of the Board of Directors unless the purpose of the meeting is to consider matters relating to the employment of Mr. Bachmann (including the termination of such employment), in which case his presence is not required for a quorum and he is not permitted to vote on such matter.

         (c) Each Shareholder agrees to take no action to remove any director elected by holders of a class or series of Company stock not held by such Shareholder or any director nominated or designated by other Shareholders under this Agreement; provided, however, that this Section 3.1(c) shall not apply to removal of Mr. Bachmann as a director if he no longer serves as Chief Executive Officer of the Company.

         (d) Each Shareholder further agrees to cooperate fully with the other Shareholders in connection with the voting of its shares of Common Stock, the execution of written consents, the calling of meetings and other stockholder matters.

         SECTION 3.2. DIRECTORS.

         (a) The Board shall be composed of eight directors, unless Richard A. Bachmann ceases to serve as Chairman and Chief Executive Officer of the Company but remains a member of the Board, in which case (and until Mr. Bachmann no longer serves on the Board) the Board shall be composed of nine directors. At Closing, the Directors of Company shall be as set forth on Exhibit C. The number of Directors constituting the Board shall not be changed until the earlier to occur of (x) the Transition Date and (y) such time as any Person acquires at least 80% of the issued and outstanding Common Stock, provided, however, that a majority of the Board, with the unanimous consent of each Director who is a designee of any Evercore Entities pursuant to this Section 3.2, may alter the size of the Board; provided, further, that no reduction shall eliminate a designee of any Shareholder under Section 3.2(b) without such Shareholder's consent.

         (b) Until the Transition Date, The Evercore Entities shall be entitled to designate, nominate or elect four persons (with each Evercore Entity designating or electing at least one of the persons) as directors of the Company (five persons if Richard A. Bachmann no longer serves as Chief Executive Officer of the Company but serves on the Board), EIF shall be entitled to designate, nominate or elect one person as a director of the Company and the Management Shareholders and any other holders of Securities shall be entitled to designate, nominate or elect the three remaining directors of the Company. From the Transition Date until such time as the Evercore Entities Beneficially Own a Company Ownership Interest of less than 10%, the Evercore Entities shall be able to designate, nominate or elect a number of persons as directors of the Company equal to the product (rounded to the next highest whole number) of (i) the Company Ownership Interest of the Evercore Entities, times (ii) the total number of directors then on the Company's Board.

         (c) At all times after the Effective Date, the Company agrees to support the nomination of, and the Company's nominating committee (or any other committee exercising a similar function), if any, shall recommend to the Board the number of Persons recommended or nominated in accordance with Section 3.2(b) be included in the slate of nominees recommended by the Board to shareholders for election as Directors at each annual meeting of shareholders of the Company commencing with the next annual meeting of shareholders. The Company will solicit proxies and consents from its shareholders for such nominees and will vote all management proxies in favor of such nominees except for such proxies that specifically indicate to the contrary. If any Director of the Company designated by any Person or group under Section 3.2 shall cease to be a Director of the Company for any reason whatsoever, the Company shall promptly, upon the request of such Person or group, cause to be elected to the Board of Directors, a Person designated by such Person or group to replace such director; provided that, such Person may not be a Person who was previously removed as a Director of the Company for Cause.

         (d) At all times after the Effective Date at which the Evercore Entities beneficially own a Company Ownership Interest of 10% or more, the Company, upon the Evercore Entities' request and recommendation, shall ensure that at least one director designated by one of the Evercore Entities is a member of each committee of the Board of Directors of the Company (other than the Independent Committee). If any such Committee shall consist of more than three directors, the number of directors designated by the Evercore Entities that shall be appointed to such committee shall as nearly as practicable be approximately proportionate to the number of Directors the Evercore Entities are entitled to nominate as Directors of the Company at that time.

         (e) Nothing in this Agreement shall prevent the Company's shareholders from removing any Director for Cause. For purposes of this Agreement, "Cause" shall mean any of the following, (i) a Director's conviction of, any crime or offense involving monies or other property or any felony, crime or any offense of moral turpitude; (ii) a Director's breach of any of his fiduciary duties to the Company or its shareholders as determined by a judgment of a court of competent jurisdiction, or making of a willful misrepresentation or omission which breach or misrepresentation or omission has had a material adverse effect on the Company's and its subsidiaries business, taken as a whole; or (iii) a Director's material breach of any non-competition or confidentiality agreement with the Company.

         SECTION 3.3. ERISA MANAGEMENT RIGHTS.

         (a) (i) Subject to the last sentence of this Section 3.3(a)(i), each of Evercore Capital Partners L.P. and Evercore Capital Partners (NQ) L.P. (the "ERISA Partnerships") shall have the right to designate one member of the Board of the Company. Such right shall belong solely to, and shall be exercised exclusively by, the ERISA Partnerships for their own benefit and for their own account. The ERISA Partnerships' designated directors shall have the right to serve as a member of any and all committees of the Board. The appointment and removal of the ERISA Partnerships' designated directors shall be by written notice from the ERISA Partnerships to the Company and, upon the delivery thereof at the Company's registered office or at any meeting of the Board or any committee thereof, the Company will use its best efforts to cause such appointment or removal. The directors appointed by the ERISA Partnerships pursuant to this Section 3.3(a)(i) shall be included in (and shall not be additional to) the directors which the Evercore Entities are entitled to nominate or recommend pursuant to Section 3.2 of this Agreement.

                  (ii) Notwithstanding anything to the contrary specified in
Section 3.2 or this Section 3.3, to the extent that the Evercore Entities reasonably believe that it is necessary or advisable to preserve the status of the ERISA Partnerships as "venture capital operating companies," or to otherwise ensure that the assets of the ERISA partnerships are not considered "plan assets" for purposes of ERISA, each ERISA Partnership shall have the right to appoint an observer who shall have the right to attend all meetings of the Board of the Company and shall have all rights of a director of the Company (including, but not limited to, the right to participate and be heard in meetings of the Board) other than the right to vote on matters brought before the Board; it being understood that, to the extent not prohibited by applicable law, the ERISA Partnerships shall be represented on the Board of the Company by directors nominated by the Evercore Entities pursuant to Section 3.2; provided that the ERISA Partnerships shall not be entitled to appoint any observer pursuant to this Section 3.3(a)(ii) unless fewer than two designees of the Evercore Entities are serving as directors of the Company pursuant to Section 3.2; provided, further, that at any time the ERISA Partnerships have the right to appoint an observer pursuant to this Section 3.3(a)(ii), the combined number of directors designated by, and observers appointed by, the Evercore Entities (including, without limitation, the ERISA Partnerships) shall not exceed the number of directors the Evercore Entities have the right to nominate or recommend under Section 3.2.

         (b) The ERISA Partnerships shall have the right to receive, within a reasonable time after their written request therefor, any information relating to the Company or its subsidiaries or associated companies as they in their sole discretion may require, including without limitation: (i) financial information and statements, including a balance sheet, profit and loss and cash flow statements of the Company and each of its subsidiaries; (ii) on an annual basis or, if reasonably requested, more frequent basis, budgets and cash flow forecasts and projections of the Company and each of its subsidiaries; and
(iii) such additional financial or other information as the ERISA Partnerships may reasonably request; and the ERISA Partnerships shall be entitled, upon reasonable notice during regular business hours, to inspect and review the premises, books and records of the Company, its subsidiaries or associated companies.

         (c) The ERISA Partnerships shall have the right to meet on a regular basis with the management personnel of the Company and its subsidiaries from time to time and upon reasonable notice to the Company (or the applicable subsidiary) for the purpose of consulting with, rendering advice, recommendations and assistance to, and influencing the management of the Company (or such subsidiary) or obtaining information regarding the Company's or any of its subsidiaries' or associated companies' operations, activities and prospects and expressing its views thereon.

         (d) If counsel for the ERISA Partnerships concludes that the rights granted to the ERISA Partnerships pursuant to this Section 3.3 should be altered in order to preserve the qualification of each of the ERISA Partnerships as a "venture capital operating company," or otherwise to ensure that the assets of the ERISA Partnerships are not considered "plan assets" for purposes of ERISA, the parties hereto agree to negotiate in good faith an amendment to this Agreement that will effect such alteration in a manner reasonably acceptable to the Company and the Evercore Entities.

         SECTION 3.4. INDEMNIFICATION. The Restated Certificate of Incorporation, Bylaws and other organizational documents of the Company and each of its subsidiaries shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, officers of the Company and the members of the Board and the members of the boards of directors or other similar managing bodies of each of the Company's subsidiaries and such other persons, if any, who, pursuant to a provision of such Restated Certificate of Incorporation, Bylaws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board or the boards of directors or other similar managing bodies of each of the Company's subsidiaries. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board or any member of the boards of directors of other similar managing bodies of any of the Company's subsidiaries until at least six years following the date that any Shareholder is no longer entitled to designate or nominate any member of the Board.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

         SECTION 4.1. COVENANTS. Until the Transition Date, without the Required Approval, except as provided in Section 8.1, the Company will not take any of the following actions:

         (a) consolidate or merge with or into any Person or enter into any similar business combination, transaction or series of transactions, except any such transaction or series of transactions, as the case may be, involving only Wholly Owned Subsidiaries of the Company;

         (b) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation, Bylaws or any Certificate of Designation or otherwise alter or change the preferences, rights, privileges or powers of the Securities;

         (c) create, designate, reclassify, authorize the issuance of, or issue or sell any new series or class of securities or increase the authorized number of, authorize the issuance of, or issue, any additional shares of securities, except in connection with redemptions or repurchases of preferred stock under the Certificates of Designation;

         (d) except as specifically provided otherwise in this Agreement, change or modify the size of the Company's Board of Directors or any provision of the Company's Restated Certificate of Incorporation, Certificate of Designation, Bylaws or other governance document establishing requirements for quorum or action of the Company's Board of Directors;

         (e) voluntarily liquidate, dissolve, wind up or discontinue the business of the Company;

         (f) pay, declare or set aside any sums for the payment of, any dividends, or make any distributions on, any Securities except as required by the terms of the Preferred Stock;

         (g) redeem, purchase or otherwise acquire any of its Securities or redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans relating to the Company or its subsidiaries, except for redemptions or repurchases of Preferred Stock permitted under the Certificates of Designation;

         (h) purchase, acquire or obtain any capital stock or other proprietary interest, directly or indirectly, in any other entity or all or substantially all of the business or assets of another Person for consideration (including assumed liabilities) in excess of $250,000;

         (i) enter into or commit to enter any joint ventures or any partnerships or establish any non-Wholly Owned Subsidiaries, in each case, where the contributions or investments by the Company are in excess of $250,000 in cash or assets, except as set forth or provided for in a capital expenditure budget of the Company set forth in Exhibit D or approved after the Effective Date under subpart (o) below;

         (j) sell, lease, transfer or otherwise dispose of any asset or group of assets, in an aggregate amount (as to the Company and all of its subsidiaries), for consideration in excess of $250,000, except for field equipment sold or disposed of in the ordinary course or business in an amount not in excess of $2,000,000 in a single transaction or in a series of related transactions;

         (k) create, incur, assume or suffer to exist any indebtedness for borrowed money of the Company or any of its subsidiaries in an aggregate amount (as to the Company and all of its subsidiaries) in excess of $250,000, or repay any indebtedness for borrowed money, except for any indebtedness existing as of the date hereof and any net increase in borrowings not in excess of $2,000,000 in the aggregate by the Company under its existing Loan Agreement Revolving Line of Credit dated June 23, 1999 (the "REVOLVER") between the Company and Bank One, Texas, N.A.;

         (l) mortgage, encumber, create, incur or suffer to exist, liens on its assets, in an aggregate amount (as to the Company and all of its subsidiaries) in excess of $250,000, except for liens on assets that exist as of the date hereof, liens incurred after the Effective Date in the ordinary course of business that do not secure indebtedness for borrowed money or capitalized lease obligations and liens on assets of the Company that increase the borrowing base under the Revolver not in excess of $1,000,000 in the aggregate after the Effective Date;

         (m) increase any compensation or benefits or enter into or amend any employment agreement with any of its current or future officers or directors or adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect that provides benefits more favorable to participants in such plans, except for such changes to or new plans set forth on Schedule 4.1;

         (n) make any award of any restricted stock or stock options or other stock-based compensation to any Person or reallocate any such awards, including the shares referenced in Section 7.1 to be executed and delivered at the Effective Date;

         (o) adopt, approve or amend (in excess of $1,000,000 in the aggregate) any capital budget or operating budget of the Company or make expenditures (in excess of $1,000,000 in the aggregate) not contemplated by a capital or operating budget of the Company, except for individual operating expenditures of $100,000 or less in the ordinary course that require immediate action by the Company and that would otherwise cause the total expenditures not contemplated by a capital or operating budget of the Company to exceed $1,000,000;

         (p) engage in hedging transactions with respect to oil and/or gas prices; and

         (q) agree in writing or otherwise to take any of the foregoing actions.

Nothing in this Section 4.1 shall affect, impair or limit the requirements of class voting with respect to the Preferred Stock set forth in the Certificates of Designation. For purposes of this Section 4.1, the "REQUIRED APPROVAL" means, (i) for so long as Richard A. Bachmann serves on the Board and is Chief Executive Officer of the Company, the approval of Mr. Bachmann and an Evercore Approval Director, (ii) if Mr. Bachmann either no longer serves on the Board or is not Chief Executive Officer of the Company, the approval of an Evercore Approval Director and (iii) with respect to any cash dividends on Common Stock, the approval of an Evercore Approval Director and either Mr. Bachmann or a majority of the members of the Independent Committee. Until the Transition Date, the Company shall give notice as promptly as possible to the Evercore Entities of any plans or proposals to incur indebtedness for borrowed money (under the Revolver or otherwise) in excess of $500,000, to amend any budget or make any capital expenditure not contemplated by any budget in excess of $500,000, or to encumber any assets (to increase the borrowing base under the Revolver or otherwise).

         SECTION 4.2. AFFILIATE TRANSACTIONS. Prior to the Transition Date, the Company shall not, without the prior written consent of the Evercore Entities or, in the case of any such transaction with an Affiliate of any Evercore Entity, the Independent Committee, engage in any transaction with any Affiliate of the Company which is not a Wholly Owned Subsidiary of the Company, if such transaction has a value in excess of $100,000 individually or in excess of $250,000 in the aggregate in any year, unless such transaction is (i) in the ordinary course of business consistent with past practice and (ii) is on an arm's length basis.

         SECTION 4.3. INSURANCE. The Company shall maintain, and cause each of its subsidiaries to maintain, insurance with financially sound and responsible insurance carriers of the kinds, against the risks and in the relative proportions and amounts usually carried by companies engaged in similar businesses and of similar size. Without limiting the generality of the foregoing, the Company shall maintain Directors and Officers Liability insurance, in an amount not less than ten million dollars ($10,000,000), with insurance carriers and covering such risks as is normal and customary for corporations which have common stock that is publicly traded on the NASDAQ National Market System, naming as insured the directors of the Company.

                                   ARTICLE V

                                TAG ALONG RIGHTS

         SECTION 5.1. APPLICABILITY. Subject to Section 2.1, the provisions of this Article V shall apply after three years from the Effective Date and prior to the earlier of (i) the date of completion of a Qualifying Public Offering or
(ii) the Transition Date to sales by the Evercore Entities and any direct or indirect transferees of the Evercore Entities or by any Individual Shareholders and any direct or indirect transferees of an Individual Shareholder.

         SECTION 5.2. TAG ALONG OFFER. Subject to Section 5.1, if a Shareholder or any direct or indirect transferee of a Shareholder (other than EIF or any of its Permitted Transferees) (the "SELLING HOLDER") desires to Dispose of Securities to any Person (other than an Evercore Permitted Affiliate or a Shareholder Transferee) in a single transaction or in a series of related transactions, then prior to the consummation of such Disposition (a "SALE"), the Selling Holder shall provide written notice (the "TAG ALONG NOTICE") of the proposed Sale to the Company and the other Shareholders (collectively the "TAG ALONG OFFEREES") at least 45 days prior to the proposed date of the Sale. The Tag Along Notice shall include:

         (a) The principal terms of the proposed Sale, including the number of Securities to be purchased from the Selling Holder, the percentage such Securities represent of the total number of Securities Beneficially Owned (on a fully diluted basis) by the Selling Holder (the "SALE PERCENTAGE"), the purchase price (allocated among Securities as provided in Section 6.3, if applicable) and the name and address of the proposed purchaser (the "TAG ALONG PURCHASER"); and

         (b) An offer by the Selling Holder to include, at the option of each Tag Along Offeree, in the Sale to the Tag Along Purchaser such number of Securities (not in any event to exceed the Sale Percentage of the total number of Securities Beneficially Owned (on a fully diluted basis) by such Tag Along Offeree) owned by each Tag Along Offeree as determined in accordance with
Section 5.3, on the same terms and conditions, with respect to each share sold, as the Selling Holder shall sell such of its Securities.

         SECTION 5.3. EXERCISE. Each Tag Along Offeree desiring to accept the offer contained in the Tag Along Notice shall send a written commitment (a "WRITTEN COMMITMENT") to the Selling Holder specifying the number of Securities (not in any event to exceed the Sale Percentage of the total number of Securities Beneficially Owned (on a fully diluted basis) by such Tag Along Offeree) which such Tag Along Offeree desires to have included in the Sale within 30 days after the effectiveness of the Tag Along Notice (each a "PARTICIPATING SELLER"). Each Tag Along Offeree who has not so accepted such offer shall be deemed to have waived all of its rights with respect to the Sale, and the Selling Holder and the Participating Sellers, if any, shall thereafter be free to sell to the Tag Along Purchaser, at a price no greater than the purchase price set forth in the Tag Along Notice and otherwise on terms not more favorable in any material respect to them than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Offerees. If, prior to consummation, the terms of such proposed Sale shall change with the result that the price shall be greater than the maximum price set forth in the Tag Along Notice or the other terms shall be more favorable to a Participating Seller in any material respect than as set forth in the Tag Along Notice, it shall be necessary for a separate Tag Along Notice to have been furnished, and the terms and provisions of this Article V separately complied with, in order to consummate such proposed Sale pursuant to this Article V; provided, however, that in the case of such a separate Tag Along Notice, the applicable period referred to in Section 5.2 shall be 20 days and the applicable period referred to above in this Section 5.3 shall be 15 days.

         The acceptance of each Participating Seller shall be irrevocable except as hereinafter provided, and each such Participating Seller shall be bound and obligated to sell its shares in the Sale, on the same terms and conditions specified in the Tag Along Notice as the Selling Holder, such number of Securities as such Participating Seller shall have specified in such Participating Seller's written commitment. In the event the Selling Holder shall be unable to obtain the inclusion in the Sale of all Securities which the Selling Holder and the Participating Sellers desire to have included in the Sale (as evidenced in the case of the Selling Holder by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller's written commitment), the shares of Common Stock to be sold in the Sale by the Participating Sellers shall be reduced, to the extent possible, before any other Securities are reduced. The number of Securities to be sold in the Sale by the Participating Sellers shall be reduced as follows: (i) in the event that the Evercore Entities or any of their Affiliates is the Selling Holder(s) (A) 100% of the number of shares of Common Stock to be sold in the Sale shall first be allocated to the Evercore Entities (or, if applicable, such lesser number of Securities that would allow the Evercore Entities to include all Securities specified in its Written Commitment in the Sale) then (B) the remaining Securities to be sold in the Sale shall be allocated first to EIF and then on a pro rata basis to other Shareholders according to the proportion which the number of shares of Common Stock which each such Participating Seller desires to have included in the Sale bears to the total number of shares desired by all such Participating Sellers to have included in the Sale; (ii) in all other circumstances, the number of Securities be sold in the Sale shall be reduced on a pro rata basis (to zero if necessary) according to the proportion which the number of Securities which each such Participating Seller desires to have included in the Sale bears to the total number of shares desired by all Participating Sellers to have included in the Sale. Notwithstanding any provision to this Section 5.3 to the contrary, in the event of a reduction in the number of Securities to be sold in the Sale by any Participating Seller, such party may, within 10 business days after the date of its receipt of notice of such reduction, elect not to be a Participating Seller in such sale and shall be released from its obligations under its commitment.

         If at the end of the 90th day following the date of the effectiveness of the Tag Along Notice the Selling Holder has not completed the Sale as provided in the foregoing provisions of this Article V, each Participating Seller shall be released from its obligations under its written commitment, the Tag Along Notice shall be null and void and it shall be necessary for a separate Tag Along Notice to have been furnished, and the terms and provisions of this Article V separately complied with, in order to consummate such Sale pursuant to this Article V, unless the failure to complete such Sale resulted from any failure by any Tag Along Offeree to comply in any material respect with the terms of this Article V.

         SECTION 5.4. RIGHT OF FIRST OFFER. The provisions of this Article V shall not apply to any Securities that are purchased under Section 2.2.

                                   ARTICLE VI

                               DRAG ALONG RIGHTS

         SECTION 6.1. DRAG ALONG.

         (a) Subject to Section 2.1, the provisions of this Article VI shall apply after the Holding Period to (i) EIF and Richard A. Bachmann or any direct or indirect transferee of EIF or Mr. Bachmann until the Transition Date and
(ii) any other Individual Shareholder or any direct or indirect transferee of any Individual Shareholder until the earlier of (A) the Transition Date and (B) the date of completion of a Qualifying Public Offering. The "HOLDING PERIOD" means three years after the Effective Date; provided, however, that if Added PDP as of the Measurement Date is equal or greater than 75% but less than 100% of Target BOE, the "HOLDING PERIOD" means four years after the Effective Date and, if Added PDP as of the Measurement Date is equal to or greater than 100% of Target BOE, the "HOLDING PERIOD" means five years after the Effective Date.

         (b) Each Shareholder and any direct or indirect transferee of a Shareholder hereby agrees, if requested by the Evercore Entities, to participate in a sale (a "DRAG ALONG SALE") of all of the Securities Beneficially Owned by the Evercore Entities and its Affiliates to any Person not affiliated with the Evercore Entities (the "DRAG ALONG PURCHASER") in the manner and on the terms set forth in this Section 6.

         SECTION 6.2. DRAG ALONG PROCEDURE. If the Evercore Entities elect to exercise their rights under Section 6.3, a notice (the "DRAG ALONG NOTICE") shall be furnished to the other Shareholders. The Drag Along Notice shall set forth the principal terms of the Drag Along Sale, the purchase price and the name and address of the Drag Along Purchaser. If the Evercore Entities consummate the sale referred to in the Drag Along Notice on the terms and conditions set forth therein, each Shareholder shall be bound and obligated to sell all of the Securities held by it and its Affiliates in the Drag Along Sale on the same terms and conditions. In any Drag Along Sale,

         (a) Shareholders or any direct or indirect transferees thereof shall not be required to make any representations or warranties other than as to (i) title to shares, (ii) legal capacity and/or authority to enter into an agreement and consummate a sale, and (iii) the validity, binding nature and enforceability thereof, and

         (b) any indemnities shall be several among selling Shareholders and not joint, and limited in the case of any selling Shareholder to cash proceeds received by such Shareholder in the Drag Along Sale. If, at the end of the 90th day following the date of the effectiveness of the Drag Along Notice, the Evercore Entities have not completed the Drag Along Sale, the other Shareholders shall be released from their obligations under the Drag Along Notice, the Drag Along Notice shall be null and void, and it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Article VI separately complied with, in order to consummate such Drag Along Sale pursuant to this Article VI, unless the failure to complete such sale resulted from any failure by a Shareholder to comply in any material respect with the terms of Section 6.1 and this Section 6.2.

         SECTION 6.3. ALLOCATION OF PURCHASE PRICE. Notwithstanding any contrary allocation in any sale documents between a Selling Holder or a seller in a Drag Along Sale, for purposes of Articles V and VI, (i) the purchase price for mixed Securities in a Sale or Drag Along Sale shall be allocated first to the Preferred Stock in an amount equal to the stated value thereof and second the balance thereof to Common Stock, with any options or warrants treated as having been converted to Common Stock in a cashless exercise after giving effect to such allocation, and (ii) if the purchase price consists of a combination of cash and securities of an acquiring Person, the cash shall be allocated first to the Preferred Stock in an amount up to the stated value thereof and the balance of the consideration consisting of cash, if any, and securities shall be allocated to any remaining Preferred Stock to the extent of any remaining stated value of Preferred Stock and the Common Stock; provided, that the holders of Preferred Stock shall cause to be furnished an opinion from a nationally recognized investment banking firm that the total consideration to be paid for all outstanding Securities in such transaction is fair from a financial point of view.

                                  ARTICLE VII

                                 ESCROW SHARES

         SECTION 7.1. RELEASE OF ESCROW SHARES.

         (a) On the Effective Date, the Management Shareholders shall deliver to the Company the Escrow Shares, together with signed stock transfer powers endorsed in blank, to be held by the Company and to be released as contemplated by Section 7.1(a) or Section 7.1(c) or cancelled by the Company as contemplated by Section 7.1(e). Unless otherwise agreed by the Evercore Entities, Management Shareholders will not vote the Escrow Shares unless and until they are released under Section 7.1(a) or Section 7.1(c). On or before the 1st day of the second calendar month next following the Measurement Date, the Company shall obtain a Reserve Report which sets forth the BOEs of Added PDP as of the Measurement Date. Within 60 days after receipt of the Reserve Report, the Company will release a total number of the Escrow Shares to the Management Shareholders as follows (with each Management Shareholder receiving a number of released Escrow Shares equal to the percentage set forth opposite his or her name on Exhibit H multiplied times the total number of Escrow Shares being released):


                           BOEs of                                       Total Number of
                           Added PDP                                Escrow Shares to be Released

         less than or equal to 25% of Target BOE                                   0

         greater than 25% of Target BOE and less                 [(2,463.053 x Added PDP)/
            than 100% of Target BOE                                 (Target BOE)]-615.763

         equal to or greater than 100% of Target                 [(2,035.640 x Added PDP)/
            BOE and less than 125% of Target BOE                    (Target BOE)]-188.350

         equal to or greater than 125% of Target BOE                            2,203.22

         (b) For purposes of this Agreement,

         "ACTUAL CAP EX" means the Company's actual capital expenditures (excluding the purchase price for any acquisitions, but including subsequent capital expenditures in connection with such acquisitions) between the Effective Date and the Measurement Date.

         "ADDED PDP" means the BOEs of the Company's PDP as of the Measurement Date, plus the number of BOEs produced after the Effective Date and before the Measurement Date, minus 3,103,077 BOEs and minus BOEs of PDP added as a result of acquisitions by the Company after the Effective Date as determined in good faith by the Company and approved by the Evercore Entities.

         "BOE" means barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.

         "BUDGET CAP EX" means the Company's budgeted capital expenditures (as approved as contemplated by Section 4.1 hereof) between the Effective Date and the Measurement Date.

         "HYDROCARBON OPERATIONS" means all operations relating to the exploration, development, production, stimulation or injection of hydrocarbons.

         "INTERRUPTION EVENT" means a hurricane, tropical storm, tornado, tidal wave or other similar violent weather event.

         "MEASUREMENT DATE" means December 31, 2001. If as a result of an Interruption Event, the Company is unable to conduct Hydrocarbon Operations, the Company may notify the Evercore Entities within 30 days after the occurrence of such Interruption Event. Such notice shall give full particulars of the Interruption Event, and shall state the period of time (an "Extension Period") during which the Company has been unable to conduct oil and gas operations as a result of such Interruption Event. The Company shall use all reasonable diligence to overcome the Interruption Event situation and resume the conduct of Hydrocarbon Operations as quickly as possible. The Measurement Date shall be extended by a period of time equal to the sum of any and all Extension Periods.

         "NON-PDP ACQUISITION CAPITAL" means the portion of the purchase price in any acquisitions by the Company after the Effective Date and prior to the Measurement Date that is determined in good faith by the Company and approved by the Evercore Entities to be allocated to reserves that are not classified as PDP.

         "PDP" means the estimated quantities of oil, gas and other hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be economically recoverable from completion intervals open and producing in existing wells without any additional capital expenditures.

         "RESERVE REPORT" means a report, prepared by any of Netherland Sewell & Associates, Inc., DeGolyer and MacNaughton, Miller & Lentz or Ryder Scott Company Petroleum Engineers (as selected by the Company) or any other independent engineering consulting firm satisfactory to the Company and the Evercore Entities, setting forth the BOEs of PDP attributable to the Company's oil and gas properties. Unless otherwise agreed by the Evercore Entities, the engineering firm selected by the Company to prepare the Reserve Report shall not be the Company's regular oil and gas engineering or reporting firm.

         "TARGET BOE" means 15,796,746 plus, if Actual Cap Ex plus Non-PDP Acquisition Capital is greater than 110% of Budget Cap Ex, (A) Actual Cap Ex plus Non-PDP Acquisition Capital minus Budget Cap Ex divided by (B) Budget Cap Ex divided by 15,796,746.

         (c) Upon the completion of any Qualifying Public Offering prior to the Measurement Date that would result in the Evercore Entities' original Common Stock Ownership Interest at the Effective Date having a value in excess of $120 million based on the offering price to be paid by the public in the Qualifying Public Offering, 1,697 of the Escrow Shares will be released to the Management Shareholders, and Section 7.1(a) shall no longer apply.

         (d) Any Escrow Shares released pursuant to Section 7.1(a) or 7.1(c) shall be allocated among the Management Shareholders in accordance with the percentages set forth on Exhibit E; provided, however, that if any individual Management Shareholder Resigns or is terminated by the Company for Cause, such individual shall immediately cease to be a Management Shareholder and shall forfeit any and all rights to the Escrow Shares, and any released Escrow Shares which such individual would otherwise have been entitled to receive shall be allocated among the remaining Management Shareholders as decided by the Board, with the consent of a majority of directors on the Board nominated or designated by the Evercore Entities.

         (e) Escrow Shares not released pursuant to Section 7.1(a) or Section 7.1(c) shall be cancelled by the Company, and the Management Shareholders shall no longer have any rights with respect to such Escrow Shares.

                                  ARTICLE VIII

                                  COMMON STOCK

         SECTION 8.1. QUALIFYING PUBLIC OFFERING. The Evercore Entities agree that they will take (and cause their director designees to take) reasonable commercial efforts to allow the Company to pursue and complete a Public Offering of Common Stock if the offering would be a Qualifying Public Offering and if, after such offering, the Evercore Entities' original Common Stock Ownership Interest at the Effective Date would have a value in excess of $120 million based on the offering price to be paid by the public in the Qualifying Public Offering.

         SECTION 8.2. ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. (a) If the BOEs of Added PDP set forth in the Reserve Report are more than 50% of Target BOE, the Evercore Entities agree that within 60 days after receipt of the Reserve Report or (b) upon the completion of a Qualifying Public Offering that would result in the Evercore Entities' original Common Stock Ownership Interest at the Effective Date having a value in excess of $120 million based on the offering price to be paid by the public in the Qualifying Public Offering, whichever first occurs, the Company will also issue 153 additional shares of Common Stock to Company employees selected by the Board, with the consent of a majority of directors on the Board nominated or designated by the Evercore Entities.

         SECTION 8.3. ADJUSTMENT SHARES.

         (a) At any time before the earlier to occur of the Measurement Date or the date of completion of a Qualifying Public Offering, the Evercore Entities may notify the Company of the existence of one or more Company Losses. If, and at such time as the aggregate amount of Company Losses exceeds $1,000,000, the Company will issue to the Evercore Entities a number of shares of Common Stock (the "Adjustment Shares") having an aggregate Fair Market Value (taking into account the dilution caused by the issuance of such shares) equal to a percentage of such Company Losses equal to the percentage of the Evercore Entities' Company Ownership Interest and thereafter will similarly issue Adjustment Shares with respect to any Company Losses notified to the Company by the Evercore Entities.

         (b) If the Evercore Entities notify the Company of a Company Loss and the parties disagree as to the existence and/or the amount of such claimed Company Loss within 30 days of such notice, the matter shall be submitted to arbitration as follows: (i) The parties shall jointly select three persons as arbitrators using the American Arbitration Association's current method of striking all but three from a panel of knowledgeable oil and gas industry arbitrators proposed by the Independent Committee (acting on behalf of the Company) and the Evercore Entities. If such selection shall fail for any reason, then either the Independent Committee or the Evercore Entities may in writing request the judge of the United States District Court of Delaware senior in term of service (but not on senior status) to appoint qualified arbitrators. (ii) Any arbitration hearing shall be held at a place in New York City acceptable to the arbitrators. (iii) The arbitrators shall settle disputes regarding Company Losses in accordance with the Commercial Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms hereof. The decision of the arbitrators shall be binding upon the parties and may be enforced in any court of competent jurisdiction. The Company and the Evercore Entities respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrators shall be paid by the Company. (iv) The arbitration shall commence within ten days after the arbitrators are selected as set forth in subparagraph (a) above. In fulfilling their duties, the arbitrators may consider such matters as in the opinion of the arbitrators are necessary or helpful to make a proper evaluation.

                                   ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.1. EFFECTIVENESS. This Agreement shall be effective as of the Effective Date.

         SECTION 9.2. TERMINATION. Except with respect to Sections of this Agreement which shall terminate on an earlier date as expressly provided herein, this Agreement shall automatically terminate with respect to all parties on the date on which the Evercore Entities and their Affiliates collectively have a Company Ownership Interest of less than 10%. The rights of EIF under Section 3.2 shall terminate on the date on which EIF and its Affiliates have a Company Ownership Interest of less than 10%.

         SECTION 9.3. MONITORING FEE. The Company will pay the Evercore Advisors Inc. an annual monitoring fee of $250,000, with the first payment to be made on the Effective Date and subsequent payments to be made on each anniversary of the Effective Date until this Agreement has been terminated. Such fee shall be payable to any Evercore Permitted Affiliate that is a successor to any Evercore Entity under this Agreement, but shall not be payable to any other transferee of the Evercore Entities.

         SECTION 9.4. NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be delivered by hand, by nationally recognized courier service, by facsimile transmission, receipt confirmed, or certified mail (postage prepaid, return receipt requested, if available.

                  If to the Company, to:

                           Energy Partners, Ltd.
                           201 St. Charles Avenue
                           Suite 3400
                           New Orleans, LA 70170
                           Attention: Corporate Secretary
                           Telephone: (504) 569-1875
                           Facsimile: (504) 569-1874

                  with a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Attention: John Schuster
                           Telephone: (212) 701-3000
                           Facsimile: (212) 269-5420

                  If to the Evercore Entities, to:

                           Evercore Partners, Inc.
                           65 East 55th Street
                           New York, NY 10022
                           Attention: Austin M. Beutner
                           Telephone: (212) 857-3120
                           Facsimile: (212) 857-3122
                  with a copy to:

                           Baker & Botts, L.L.P.
                           3000 One Shell Plaza
                           910 Louisiana
                           Houston, Texas 77002-4995
                           Attention: Frank W. R. Hubert, Jr.
                           Telephone: (713) 229-1453
                           Facsimile: (713) 229-1522

                  If to EIF, to:

                           Energy Income Fund
                           c/o Associated Energy Managers
                           136 Dwight Road
                           Longmeadow, MA  01106
                           Attention: Mr. Steve McDonald
                           Telephone: (413) 567-7000
                           Facsimile: (413) 567-7926

                  with copies to:

                           Siguler Guff & Company
                           Rockefeller Center
                           630 Fifth Avenue, 16th Floor
                           New York, NY  10111
                           Attention: Mr. Donald P. Spencer
                           Telephone: (212) 332-5105
                           Facsimile: (212) 332-5120


         If to other Shareholders, to the respective notice addresses listed on Schedule A hereto.

         Each such notice, request or communication shall be effective (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.4 (or in accordance with the latest unrevoked written direction from such party), (B) if given by fax, when such fax is transmitted to the fax number specified in this Section 9.4 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received or (C) if by certified mail, upon mailing.

         SECTION 9.5. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.6. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

         SECTION 9.7. COUNTERPARTS. This Agreement maybe executed in multiple counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that the parties need not sign the same counterpart.

         SECTION 9.8. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. At the Effective Date, the Common Stock Purchase Agreement dated May 7, 1998 by and between the Company and EIF (except for the provisions of Sections 4 and 11 thereof), and all rights of EIF thereunder, and the Second Amended and Restated Stockholder's Agreement dated June 7, 1998 among the Company and certain of its stockholders, and all rights thereunder, shall terminate. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

         SECTION 9.9. FURTHER ASSURANCES. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

         SECTION 9.10. GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of injunctions, in order to enforce specifically the provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.11. AMENDMENTS; WAIVERS.

         (a) This Agreement may be amended, modified, superseded or canceled and any of the terms may be waived only by a written instrument executed by the Company, the Evercore Entities, EIF and holders of a majority of the Securities owned by the Individual Shareholders or, in the case of a waiver, by whichever party is waiving compliance, in which case the consent of holders of a majority of the Securities owned by the Individual Shareholders is required to effect a waiver on behalf of the Individual Shareholders.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.12. ASSIGNMENT AND SUCCESSORS. This Agreement will be binding upon the parties and their respective successors and assigns. Any Permitted Transferee who signs an Additional Party Counterpart shall succeed to the rights and obligations of the parties hereto, except as otherwise provided herein with respect to EIF in Section 9.2 and the Evercore Entities in Section 2.1(b) and Section 9.3. Any attempted assignment in contravention hereof shall be null and void.

         SECTION 9.13. LIMITATION OF LIABILITY. In no event shall any direct or indirect member, stockholder, officer, director, partner or other representative of the Evercore Entities, EIF or the Company or any of their respective Affiliates be personally liable for any obligation of the Evercore Entities, EIF or the Company, respectively under this Agreement. In no event shall recourse with respect to the obligations under this Agreement of the Evercore Entities, EIF or the Company be had to the assets or business of any Person other than the Evercore Entities, EIF or the Company.

         SECTION 9.14. WAIVER OF NOTICE; AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS; TERMINATION OF SECOND AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT. EIF and each Individual Shareholder that was a party hereto prior to the Management Sale acknowledges and agrees that execution of this Agreement shall constitute (i) a waiver by such Shareholder of the notice required pursuant to Section 2.04 of the by-laws of the Company as in effect immediately prior to the date hereof; (ii) such Shareholder's affirmative vote to restate the Company's certificate of incorporation in form and substance as attached hereto as Exhibit A and to adopt as the by-laws of the Company the amended by-laws attached hereto as Exhibit B, in each case as contemplated by
Section 3.1 of this Agreement; and (iii) a waiver by such shareholder of any notices required under the second amended and restated stockholders' agreement dated effective as of June 7, 1998 by and among the Company, EIF and the shareholders of the Company and termination of such agreement.

         SECTION 9.15. EMPLOYMENT AGREEMENTS. The provisions of Articles II, V and VI shall not apply to any transaction involving Securities of the Company provided for in an employment agreement between any Management Shareholder and the Company.

         SECTION 9.16. RIGHTS OF EIF.

         (a) If the Company desires to issue or sell shares of any class (now or hereafter authorized) of Common Stock of the Company or any securities convertible into such stock (the "Issued Shares"), to the Evercore Entities or any Management Shareholder or any of their Affiliates (an "Insider Sale"), the Company shall first give written notice (an "Issuance Notice") to EIF containing (A) the type and number of Issued Shares proposed to be issued or sold, (B) the proposed purchase price (the "Issue Price") for the Issued Shares, and (C) any other material terms of such proposed issuance or sale.

          (b) EIF shall have a period of up to 15 days after the receipt of the Issuance Notice to notify the Company in writing of its election to exercise its right (the "Participation Right") to subscribe to and purchase an amount of the Issued Shares in proportion to its holdings of Common Stock (or such lesser number of Issued Shares as EIF shall elect to purchase), upon the same terms and at the same price as the Issued Shares are being issued or sold to the other purchasers. If EIF elects to exercise its Participation Right, it will subscribe to and purchase the number of Issued Shares it has elected to purchase at a closing held simultaneously with the closing for the Insider Sale. If EIF fails to notify the Company of its exercise of its Participation Right within such 15 day period, the Company shall be entitled, for a period of 30 days beginning the day after the expiration of such 15 day period, to enter into an agreement to consummate the Insider Sale at a price not lower than the Issue Price and on terms not more favorable to the purchaser than were contained in the Issuance Notice, which transaction shall be closed no later than 60 days after the expiration of such 15 day period.

         (c) If, at the end of any such 30-day or 60-day period provided for in this Section 9.16, the Company has not entered into an agreement to consummate the Insider Sale or completed the Insider Sale, respectively, the Company shall no longer be permitted to consummate the Insider Sale without again fully complying with the provisions of this Section 9.16.

         (d) EIF's Participation Right shall not apply to any issuance of shares or securities issued or sold by the Company (A) pursuant to this Agreement, the Stock Purchase Agreement or the EIF Warrant Agreement or (B) pursuant to any bona fide employee benefit or incentive plan approved by the Board of Directors. EIF's Participation Right shall expire following a Qualified Public Offering.

         (e) Any Issued Shares acquired by EIF pursuant to its Participation Right shall be subject to the provisions of this Agreement.
















                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Shareholder Agreement as of the date first above written.


ENERGY PARTNERS, LTD.



By:      /s/ RICHARD A. BACHMANN
         ----------------------------
         Name:    Richard A. Bachmann
         Title:   President


EVERCORE CAPITAL PARTNERS, L.P.
By EVERCORE PARTNERS L.L.C. as General
Partner

By:      /s/ JEFFREY R. SECHREST
         ----------------------------
         Name:    Jeffrey R. Sechrest
         Title:   Managing Member


EVERCORE CAPITAL PARTNERS (NQ) L.P.
By EVERCORE PARTNERS L.L.C. as General
Partner

By:      /s/ JEFFREY R. SECHREST
         ----------------------------
         Name:    Jeffrey R. Sechrest
         Title:   Managing Member


EVERCORE CAPITAL OFFSHORE PARTNERS L.P.
By EVERCORE PARTNERS L.L.C. as General
Partner

By:      /s/ JEFFREY R. SECHREST
         ----------------------------
         Name:    Jeffrey R. Sechrest
         Title:   Managing Member


ENERGY INCOME FUND, LP


By:      /s/ ROBERT D. GERSHEN
         ----------------------------
         Name:    Robert D. Gershen
         Title:   A Managing Director



                   [SIGNATURE PAGES TO STOCKHOLDER AGREEMENT]

/s/ RICHARD BACHMANN
---------------------------
Richard Bachmann

/s/ WAYNE GREENWALT
---------------------------
Wayne Greenwalt

/s/ WILLIAM O. HILTZ
---------------------------
William O. Hiltz

/s/ JOHN MCCANDLESS
---------------------------
John McCandless

/s/ DON OLSON
---------------------------
Don Olson

/s/ JAMES ORTH
---------------------------
James Orth

/s/ LOUIS WILLHOIT, JR.
---------------------------
Louis Willhoit, Jr.

/s/ JEAN STALLARD
---------------------------
Jean Stallard

/s/ CLINTON COLDREN
---------------------------
Clinton Coldren

/s/ KEN SMITH
---------------------------
Ken Smith

/s/ THOMAS DEBROCK
---------------------------
Thomas DeBrock


                   [SIGNATURE PAGES TO STOCKHOLDER AGREEMENT]

/s/ KEN MEYERS
---------------------------
Ken Meyers

/s/ JOHN PHILLIPS
---------------------------
John Phillips

/s/ EAMON KELLY
---------------------------
Eamon Kelly

/s/ HAROLD CARTER
---------------------------
Harold Carter











                   [SIGNATURE PAGES TO STOCKHOLDER AGREEMENT]